July 24, 2008

Dear Shareholders:

The board and management of Sandy Spring Bancorp, Inc. are recognizing and addressing the challenges in the economy today which have led the value of financial stocks, including Sandy Spring Bancorp's, to decline rapidly.

Management focus

We are focused on factors we can control. Stock prices are influenced by many factors, among these are the strength of the earnings we produce and the book value of our company. The "market," made up of buyers and sellers, determines the price at which a stock trades. The board and management do not influence the price that the market ultimately determines, but we do have much control over our earnings and performance.

Through the first two quarters of 2008, we have earned $13.9 million. While this represents reduced income from the first half of 2007, we are earning a very respectable profit while many banks struggle to have any profits at all.

Our strategy

We are fortunate to operate in a very prosperous market area, among the strongest in the country, and there is no doubt we know it and our local communities very well. Since its founding in 1868, Sandy Spring Bank has emphasized personal attention which has earned us a reputation for superior client service. Building upon this reputation, we are directing resources toward adding full relationships with local small and mid-sized businesses to our established retail clientele. Our success will come from helping all of our clients manage their funds effectively to provide for their needs today and into the future.

Controlling our expenses

Just like a family budget when the economy loses steam, we have tightened our belt on expenses. We announced this publicly and have given it a name: Looking Inward For Tomorrow, or *LIFT*. Our published results are already showing that our costs are down and our efficiency ratio has improved. Clearly, this is something we can control.

Our loan and investment portfolio

Our fundamental business is gathering deposits from our clients and lending these funds out to individuals and businesses in our area. In addition to generating revenue from loans, we invest in low-risk securities, mostly government agency securities and municipal securities, to generate further revenue.

It is part of Sandy Spring's mission to help our communities flourish through re-investment, and we understand the risks inherent in the business of lending. Through constant evaluation of our loan portfolio, we have recently recognized that the collateral values associated with some of our loans,

particularly those to home builders and developers of residential land, have declined. So, as a precaution, we have increased our reserves against those loans. This action was appropriate and necessary even though it has caused our second quarter profits to be lower. And, we firmly believe the conservative nature of our underwriting practices will keep overall loan losses at acceptable levels as we work through this tough banking cycle.

Our Board of Directors

Much has been written in recent years about the importance of boards of directors in corporate governance. Being a board member is not "honorary." We have an important oversight function that our directors take very seriously, as I take my new role as chairman very seriously. Our board monitors our financial condition at each monthly meeting. The Executive and Corporate Governance Committee also meets monthly to review loan quality and assess governance practices. Our Audit Committee meets regularly to oversee our financial controls. Our Human Resources and Compensation Committee monitors compensation plans, including executive compensation. My point is that your board is engaged — and paying close attention.

Management succession

An important test of a good organization is being able to handle leadership succession without suffering internal strife and division. In fact, experts would agree that hiring the correct chief executive officer is the most important job of a board. We have met this challenge and are succeeding with flying colors. The board stated its intention to elevate Daniel J. Schrider to the CEO position effective January 1, 2009. At that time I will continue as a non-executive Chairman of the Board. We are proud to have such a classic example of a smooth transition in leadership that the board supports unanimously.

Capital

A final key topic to address in view of today's environment is capital. I am pleased to say that Sandy Spring Bancorp is well-capitalized by all regulatory definitions. We are constantly testing our assumptions and projections to ensure adequate capitalization into the future and, by virtue of consistently generating earnings, we are able to build capital for future needs and maintain regular dividends.

I have often heard our longtime shareholders recall their father or mother saying that Sandy Spring Bank was among the first banks to reopen after the 'bank holiday' mandated by the Roosevelt administration in 1933. It is also historical fact that our institution was founded in the aftermath of the devastation of the Civil War. Management uses these historical examples as reminders that Sandy Spring Bank has experience managing through tough times, and we intend to do so again.

Sincerely,

Hunter R. Hollar

Hunter R. Hollar
Chairman and Chief Executive Officer

In this letter the Company makes forward-looking statements. Such forward-looking statements are subject to significant uncertainties that may cause actual results to differ materially from those indicated due to a variety of matters. In addition, the Company's past results of operations do not necessarily indicate its future results.